Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Navitas Semiconductor Corporation (the “Company”) of our report dated March 19, 2025, relating to the consolidated financial statements of the Company as of December 31, 2024 and 2023 and for the years then ended, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

San Francisco, CA

November 17, 2025